Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2013 RESULTS

Record Annual Sales Volumes and Year-End Reserves

HOUSTON (February 6, 2014) -- Noble Energy, Inc. (NYSE: NBL) announced today fourth quarter 2013 net income of $134 million, or $0.37 per diluted share, and income from continuing operations(1) of $122 million, or $0.33 per diluted share. Excluding the impact of unrealized commodity derivative losses and certain other items, fourth quarter 2013 adjusted income from continuing operations(2) was $182 million, or $0.50 per diluted share. For the fourth quarter of 2012, the Company had income from continuing operations(1) of $277 million, or $0.77 per diluted share, and adjusted income from continuing operations(2) of $282 million, or $0.78 per diluted share.

Discretionary cash flow from continuing operations(2) for the fourth quarter of 2013 was $925 million compared to $841 million for the same quarter in 2012. Net cash provided by operating activities was $782 million and capital expenditures were $1.1 billion during the fourth quarter of 2013.

Key highlights for the fourth quarter of 2013 include:

•	Sales volumes of 293 thousand barrels of oil equivalent per day (MBoe/d), including record quarterly volumes in the DJ Basin and Marcellus Shale

•	Recorded year-end proved reserves of 1.4 billion barrels of oil equivalent (BBoe), up 19 percent from 2012

•	Closed a 50,000 net acre exchange in the DJ Basin

•	Acquired 50 percent interest in approximately 90,000 gross acres in the Marcellus Shale, with net risked resources of 1.8 trillion cubic feet of natural gas equivalent (Tcfe)

•	Approved the Big Bend and Gunflint development projects in the deepwater Gulf of Mexico

•	Announced discoveries at Dantzler in the deepwater Gulf of Mexico and Tamar Southwest offshore Israel

•	Drilled the first two wells at the Wilson unconventional play in northeast Nevada

Noble Energy reported full year 2013 net income of $978 million, or $2.69 per diluted share, compared to net income of $1.03 billion, or $2.86 per diluted share, in 2012. Adjusted income from continuing operations(2) for 2013 was $1.05 billion, or $2.89 per diluted share, compared to $862 million, or $2.40 per diluted share, in 2012. Discretionary cash flow from continuing operations(2) was $3.44 billion for the year, up 19 percent from 2012, and net cash provided by operating activities for the year was $2.94 billion.

Charles D. Davidson, Noble Energy’s Chairman and CEO, commented, “Noble Energy exited 2013 with record production volumes, annual cash flows, and proved reserves, all a result of continued project delivery and strong operational execution across our portfolio. The DJ Basin and Marcellus Shale are continuing to drive significant production growth, which is expected to accelerate even more in 2014. Exploration success in the global offshore areas delivered four new discoveries, adding multiple projects to our inventory. Major project startups included Tamar, Alen and the Wells Ranch Integrated Development Plan. We also approved six additional development projects that will pave the way for future growth. Financially, we ended the year with robust liquidity that will support our long-term plans. We are exceptionally well positioned to continue delivering value to our shareholders.”

VOLUMES AND PRICES
Fourth quarter 2013 sales volumes from continuing operations averaged 293 MBoe/d, an increase of 16 percent compared to the fourth quarter of 2012, after adjusting for divested assets. Production volumes exceeded sales volumes in the quarter by 3 MBoe/d due to the timing of liftings in Equatorial Guinea. The sales volumes for the quarter were 45 percent liquids, 29 percent international natural gas and 26 percent U.S. natural gas.

U.S. volumes totaled a record 166 MBoe/d for the fourth quarter of 2013, an increase of 14 percent compared to the same quarter last year, excluding volumes from divested assets. The growth was primarily attributable to acceleration of the Company’s onshore unconventional plays in the DJ Basin and Marcellus Shale.

Sales volumes from international assets were 127 MBoe/d for the fourth quarter of 2013, an increase of 19 percent compared to the fourth quarter of last year. The increase was driven primarily by the Tamar natural gas field, which commenced operations in 2013.

Global crude oil and condensate prices averaged $98.09 per barrel for the fourth quarter of 2013. Natural gas realizations averaged $3.27 per thousand cubic feet (Mcf) in the U.S. and $5.00 per Mcf in Israel. Natural gas liquid pricing in the U.S. averaged $39.38 per barrel, which represented 40 percent of the average West Texas Intermediate crude oil price for the quarter.

EXPENSES
Fourth quarter 2013 total production costs, including lease operating expense (LOE), production and ad valorem taxes, and transportation and gathering were $8.60 per barrel of oil equivalent (Boe). These costs were higher than the same period last year mostly as a result of the ongoing development of the Company’s onshore unconventional assets. LOE and depreciation, depletion, and amortization (DD&A) per Boe were $5.06 and $15.71, respectively. Exploration expense reflected the unsuccessful well drilled offshore Nicaragua and significant seismic acquisition in the Falkland Islands. Interest expense for the fourth quarter of 2013 was impacted by the issuance of $1 billion of long-term notes and lower capitalized interest.

A realized gain resulted from the completed sale of deep gas rights in the Powder River Basin as the Company continues to divest non-core assets. In addition, an impairment was recorded to the Tri-State natural gas properties based on expected future sales proceeds. The adjusted effective tax rate for the quarter was 35 percent, which was essentially all deferred. This tax rate reflects the impact of a true-up to the full year rate and unsuccessful drilling in Nicaragua.

OPERATIONS UPDATE
In the DJ Basin, volumes averaged a record 100 MBoe/d for the fourth quarter of 2013, an increase of 16 percent over the fourth quarter of 2012. Growth from strong well performance, new wells brought online, and expanded natural gas and crude oil infrastructure more than offset the impacts from the September storm flooding and the acreage exchange. During the quarter, Noble Energy completed a record 87 wells and commenced production from 90 new wells. The first Codell medium length lateral came online during the quarter and is currently producing over 500 Boe/d after two months. The first long lateral to come online in East Pony is currently producing over 700 Boe/d after 90 days. The Company continues to deliver significant drilling and completion improvements throughout the DJ Basin. In the Wells Ranch Integrated Development Plan area, ten standard length lateral wells were completed at an average cost of $4 million each. Early production on eight of the ten wells indicate estimated ultimate recovery of 400 thousand barrels of oil equivalent per well, approximately 30 percent above the Company’s average type curve in Wells Ranch. The start-up of multiple major facilities occurred during the quarter, including the Wells Ranch Central Processing Facility, a third party oil trunkline and a rail facility, which contributed to increased oil export capacity. The DCP O’Connor natural gas processing plant also began operation.

In the Marcellus Shale, volumes averaged a record 196 million cubic feet of natural gas equivalent per day (MMcfe/d) for the fourth quarter, up 17 percent from last quarter and 61 percent from the fourth quarter of 2012. Production exited the year over 210 MMcfe/d. During the quarter, a total of 42 wells were drilled and 19 wells initiated production. In the Majorsville wet-gas area, the six-well SHL-17 pad was completed with the longest laterals the Company has operated, averaging over 10,000 feet in lateral length. Production commenced from the SHL-17 pad in December at nearly 40 MMcfe/d. Early results in the dry-gas area using reduced stage and cluster spacing techniques were very promising. Initial production rates averaged 12 million cubic feet of natural gas per day (MMcf/d) for the wells brought online, with peak rates as high as 18 MMcf/d. Four of these wells averaged over 10 MMcf/d for 30 days. An acquisition of a 50 percent working interest in approximately 90,000 gross acres in West Virginia was announced, expanding the Company’s contiguous acreage footprint in the Marcellus Shale. The acquired acreage includes 350 identified locations and drilling is anticipated to begin in 2015.

In the deepwater Gulf of Mexico, the startup of the Ticonderoga #4 well contributed to average fourth quarter production of 21 MBoe/d. In addition, the Big Bend and Gunflint major projects were approved during the period. Each is designed as a subsea tie-back to existing infrastructure and first production is expected in late 2015 and mid-2016, respectively. The Company continued its exploration success in the deepwater Gulf of Mexico with the Dantzler discovery in Mississippi Canyon 782. Gross resources at Dantzler are estimated to be between 55 and 95 million barrels of oil equivalent (MMBoe), 85 percent of which is anticipated to be oil.

In West Africa, an extended flow test at the Diega I-8 appraisal well indicated greater than expected areal extent and strong flow capability. Results from the appraisal and flow test confirm plans to approve the project for development in 2014. The Alen field continued to ramp production and exited the year at 28 thousand barrels of condensate per day, gross. Fourth quarter 2013 net sales from West Africa were 80 MBoe/d.

In the Eastern Mediterranean, Tamar continued to provide strong reliability and production, as total Israel sales volumes averaged 248 MMcf/d net during the fourth quarter of 2013. A record single day sales volume of 985 MMcf/d gross was experienced in the fourth quarter. Israeli natural gas demand increased during the period due to cold seasonal weather and coal power plant downtime. During the quarter, a discovery at the Tamar Southwest field identified 700 billion cubic feet of gross natural gas resources. The Company approved the development of Tamar Southwest during the quarter and is anticipating initial production in mid-2015 to maintain reliability and meet growing domestic demand.

PROVED RESERVES
Estimated reserves at year-end 2013 were 1.4 BBoe, up 19 percent from 2012. Reserves in the U.S. account for 55 percent of the total, with International contributing the remaining 45 percent. The composition of reserves is 31 percent global liquids, 38 percent international natural gas and 31 percent U.S. natural gas. Proved developed reserves represent 60 percent of total proved reserves, up from 39 percent at year-end 2012 primarily due to the startup of major offshore projects.

Noble Energy added total proved reserves of 369 MMBoe in 2013, including extensions, discoveries, revisions and purchases. These additions replaced more than 3.5 times 2013 production.

U.S. net additions of 299 MMBoe resulted in 534 percent replacement of U.S. production and were driven by the horizontal drilling programs in the DJ Basin and Marcellus Shale and major project sanctions in the deepwater Gulf of Mexico. Included in total adds were positive revisions of 49 MMBoe in the onshore U.S. assets due to enhanced well performance.

The international portfolio added 70 MMBoe of reserves, or 159 percent replacement of international production, led by the discovery at Tamar Southwest and strong reservoir performance at Tamar.

UPDATED GUIDANCE
The full year volume guidance range for 2014 remains at 302 to 322 MBoe/d. First quarter 2014 volumes are expected to average 280 to 288 MBoe/d. The midpoint of the first quarter range is an 18 percent increase from the same period in 2013, excluding volumes from divested assets. Volumes are expected to ramp up throughout the year from the acceleration of activity in the DJ Basin and the Marcellus Shale.

Detailed guidance is available in the supplemental information for the conference call.

(1)
Noble Energy has divested the majority of its North Sea properties and has reclassified the results of its entire North Sea operations as discontinued operations for all accounting periods presented in this release.

(2)A Non-GAAP measure, see attached Reconciliation Schedules

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the ‘Investors’ page at www.nobleenergyinc.com. Conference call numbers for participation are 888-554-1430 or 719-785-9449 with the passcode 7273592. A replay will be available on the website.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Investor Contacts:
David Larson
(281) 872-3125
dlarson@nobleenergyinc.com

Brad Whitmarsh
(281) 943-1670
bwhitmarsh@nobleenergyinc.com

Media Contact:
Reba Reid
(281) 943-1789
rreid@nobleenergyinc.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes,” “expects”, “intends”, “will”, “should”, “may”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events. They include estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see the attached schedules for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed the Company's probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as "gross resources". These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy's offices or website, http://www.nobleenergyinc.com.

Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income to Adjusted Income from Continuing Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2013	Per Diluted Share	2012	Per Diluted Share	2013	Per Diluted Share	2012	Per Diluted Share
Net Income	$134	$0.37	$251	$0.70	$978	$2.69	$1,027	$2.86
Discontinued Operations, Net of Tax	(12)	(0.04)	26	0.07	(71)	(0.19)	(62)	(0.18)
Income from Continuing Operations	122	0.33	277	0.77	907	2.50	965	2.68
Unrealized (gains) losses on commodity derivative instruments [1]	65	0.19	(36)	(0.10)	131	0.36	(109)	(0.30)
(Gain) loss on divestitures [2]	(24)	(0.07)	13	0.03	(36)	(0.10)	(154)	(0.43)
Asset impairments [3]	23	0.06	31	0.09	86	0.24	104	0.29
Other adjustments	—	—	—	—	5	0.01	—	—
Total adjustments before tax	64	0.18	8	0.02	186	0.51	(159)	(0.44)
Income tax effect of adjustments [4]	(4)	(0.01)	(3)	(0.01)	(44)	(0.12)	56	0.16
Adjusted Income from Continuing Operations	$182	$0.50	$282	$0.78	$1,049	$2.89	$862	$2.40
Weighted average number of shares outstanding
Diluted	364		360		363		359

NOTE:
Adjusted income from continuing operations should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted income from continuing operations is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted income from continuing operations is beneficial in evaluating our financial performance as it primarily excludes the impact of significant non-cash items. We believe such measures can facilitate comparisons of operating performance between periods and with our peers. See Schedule 2: Summary Statement of Operations

All per share and shares outstanding amounts have been retroactively adjusted for the two-for-one stock split, which was distributed on May 28, 2013 to shareholders of record as of May 14, 2013.

[1]
Unrealized gains and losses on commodity derivative instruments represent non-cash gains or losses which are due to the change in the mark-to-market value of our commodity contracts. Many factors impact our unrealized gain and loss on commodity derivative instruments including: increases and decreases in the commodity forward curves compared to our executed hedging arrangements; increases in hedged future volumes; and the mix of hedge arrangements between NYMEX WTI, Dated Brent and NYMEX HH commodities. Unrealized gains or losses on commodity derivative instruments recognized in the current period will be realized in the future when cash settlement occurs.

[2]	During 2013 and 2012, we completed the sale of certain non-core onshore U.S. properties.

[3]
Amount for 2013 represents impairments related to our Mari-B field, offshore Israel, due to natural field decline, and certain non-core onshore US properties divested during the year and held for sale at December 31, 2013. Amount for 2012 represents impairments of our South Raton assets in the Deepwater Gulf of Mexico, due to declines in near-term crude oil prices, as well as our Piceance development onshore U.S., because of declines in realized natural gas prices.

[4]
The income tax effects of adjusting items are determined by applying the statutory tax rate to each adjusting item. Prior to first quarter 2013, the income tax effects were determined by calculating the tax provision for GAAP net income from continuing operations, which included the adjusting items, and comparing the results to the tax provision for adjusted earnings from continuing operations, which excluded the adjusting items. The difference in the tax provision calculations represented the tax impact of the adjusting items.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues
Crude oil and condensate	$935	$866	$3,618	$3,205
Natural gas	258	191	976	620
Natural gas liquids	79	55	215	212
Income from equity method investees	56	55	206	186
Total revenues	1,328	1,167	5,015	4,223
Operating Expenses
Lease operating expense	136	122	530	431
Production and ad valorem taxes	51	39	188	151
Transportation and gathering expense	44	26	132	91
Exploration expense	204	86	415	409
Depreciation, depletion and amortization	422	383	1,568	1,370
General and administrative	109	98	433	384
(Gain) loss on divestitures	(24)	13	(36)	(154)
Asset impairments	23	31	86	104
Other operating expense, net	15	8	43	25
Total operating expenses	980	806	3,359	2,811
Operating Income	348	361	1,656	1,412
Other (Income) Expense
(Gain) loss on commodity derivative instruments	65	(29)	133	(75)
Interest, net of amount capitalized	54	30	158	125
Other non-operating (income) expense, net	—	4	21	6
Total other (income) expense	119	5	312	56
Income from Continuing Operations Before Income Taxes	229	356	1,344	1,356
Income Tax Provision	107	79	437	391
Income from Continuing Operations	122	277	907	965
Discontinued Operations, Net of Tax	12	(26)	71	62
Net Income	$134	$251	$978	$1,027
Earnings Per Share [1]
Basic
Income from continuing operations	$0.34	$0.78	$2.53	$2.71
Discontinued operations, net of tax	0.04	(0.07)	0.19	0.18
Net Income	$0.38	$0.71	$2.72	$2.89
Diluted
Income from continuing operations	$0.33	$0.77	$2.50	$2.68
Discontinued operations, net of tax	0.04	(0.07)	0.19	0.18
Net Income	$0.37	$0.70	$2.69	$2.86
Weighted average number of shares outstanding [1]
Basic	360	356	359	356
Diluted	364	360	363	359

[1]	All per share and shares outstanding amounts have been retroactively adjusted for the two-for-one stock split, which was distributed on May 28, 2013 to shareholders of record as of May 14, 2013.

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	68	58	63	49
Equatorial Guinea	31	34	32	33
China	5	4	4	4
Total consolidated operations	104	96	99	86
Equity method investee	2	2	2	2
Total sales volumes	106	98	101	88
Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$92.49	$91.08	$96.53	$94.69
Equatorial Guinea	109.59	108.62	107.48	110.14
China	103.76	106.06	103.21	114.54
Consolidated average realized prices	$98.09	$97.98	$100.29	$101.52
Natural Gas Sales Volumes (MMcf/d)
United States	458	447	440	438
Equatorial Guinea	252	245	252	235
Israel	248	118	209	101
Total consolidated operations	958	810	901	774
Natural Gas Realized Prices ($/Mcf)
United States	$3.27	$3.09	$3.54	$2.61
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	5.00	5.29	5.02	4.85
Consolidated average realized prices	$2.93	$2.56	$2.97	$2.19
Natural Gas Liquids Sales Volumes (MBbl/d)
United States	22	17	16	16
Equity method investee	5	5	6	5
Total sales volumes	27	22	22	21
Natural Gas Liquids Realized Prices ($/Bbl)
United States	$39.38	$36.86	$35.53	$35.36
Barrels of Oil Equivalent Volumes (MBoe/d)
United States	166	149	153	139
Equatorial Guinea	73	75	73	72
Israel	42	20	35	17
China	5	4	4	4
Total consolidated operations	286	248	265	232
Equity method investee	7	7	8	7
Total barrels of oil equivalent from continuing operations	293	255	273	239
Total barrels of oil equivalent from discontinued operations	—	2	1	5
Total barrels of oil equivalent	293	257	274	244

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$1,117	$1,387
Accounts receivable, net	947	964
Other current assets	547	420
Total current assets	2,611	2,771
Net property, plant and equipment	15,725	13,551
Goodwill	627	635
Other noncurrent assets	679	597
Total Assets	$19,642	$17,554
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$1,354	$1,508
Other current liabilities	988	1,024
Total current liabilities	2,342	2,532
Long-term debt	4,566	3,736
Deferred income taxes	2,441	2,218
Other noncurrent liabilities	1,109	810
Total Liabilities	10,458	9,296
Total Shareholders’ Equity	9,184	8,258
Total Liabilities and Shareholders’ Equity	$19,642	$17,554

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow from Continuing Operations and Reconciliation to Net Cash Provided by Operating Activities
(in millions, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Adjusted Income from Continuing Operations [1]	$182	$282	$1,049	$862
Adjustments to reconcile adjusted income from continuing operations to discretionary cash flow from continuing operations:
Depreciation, depletion and amortization	422	383	1,568	1,370
Exploration expense	204	86	415	409
(Income)/Dividends from equity method investments, net	(5)	3	(17)	7
Deferred compensation expense	2	8	26	6
Deferred income taxes	105	63	319	178
Stock-based compensation expense	21	16	80	65
Other	(6)	—	(4)	(1)
Discretionary Cash Flow from Continuing Operations	$925	$841	$3,436	$2,896
Reconciliation to Operating Cash Flows
Net changes in working capital	(91)	(7)	(291)	134
Cash exploration costs	(69)	(66)	(236)	(193)
Current tax benefit of earnings adjustments	(1)	1	(5)	(1)
Impact of discontinued operations	7	(9)	11	82
Other adjustments	11	2	22	15
Net Cash Provided by Operating Activities	$782	$762	$2,937	$2,933

Capital expenditures (accrual based)	$1,125	$1,083	$4,311	$3,626
Increase in capital lease obligations [2]	22	—	76	—
Total Capital Expenditures (Accrual Based)	$1,147	$1,083	$4,387	$3,626

NOTE:
The table above reconciles discretionary cash flow from continuing operations to net cash provided by operating activities. While discretionary cash flow from continuing operations is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow from continuing operations is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow from continuing operations is also commonly used as a basis to value and compare companies in the oil and gas industry.

[1]	See Schedule 1: Reconciliation of Net Income to Adjusted Income from Continuing Operations.

[2]	Other capital lease obligations represent estimated construction in progress to date on US operating assets and corporate buildings.

Schedule 6
Noble Energy, Inc.
Supplemental Data
(in millions, unaudited)

2013 Costs Incurred in Oil and Gas Activities	United States	Int’l [1]	Total
Unproved property acquisition costs	$209	$—	$209
Exploration costs	340	670	1,010
Development costs [2]	2,847	448	3,295
Total costs incurred	$3,396	$1,118	$4,514

Reconciliation to Capital Spending (accrual basis)
Total costs incurred			$4,514
Exploration overhead			(129)
Lease rentals			(10)
Asset retirement obligations			(246)
Total oil and gas spending			4,129
CONE LLC investment			48
Other corporate capital			210
Total capital spending (accrual basis)			$4,387

Proved Reserves [3]	United States	Int’l [4]	Total
Total Barrel Oil Equivalents (MMBoe)
Beginning reserves - December 31, 2012	576	608	1,184
Revisions of previous estimates	64	31	95
Extensions, discoveries and other additions	211	39	250
Purchase of minerals in place	24	—	24
Sale of minerals in place	(45)	(2)	(47)
Production	(56)	(44)	(100)
Ending reserves - December 31, 2013	774	632	1,406
Proved Developed Reserves (MMBoe)
December 31, 2012	303	158	461
December 31, 2013	349	500	849

[1]	International includes Cameroon, China, Cyprus, Equatorial Guinea, Falkland Islands, Israel, the North Sea, Nicaragua, Sierra Leone and other new ventures.

[2]	Includes ARO costs of $214 million for United States and $32 million for Int'l as well as $53 million of capital lease obligations for United States.

[3]
Netherland, Sewell & Associates, Inc. performed a reserves audit for 2013 and concluded that the Company's estimates of proved reserves were, in the aggregate, reasonable and have been prepared in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

[4]	International includes China, Equatorial Guinea, Israel, and the North Sea.